Exhibit 99.1

Evergreen Energy Inc. Announces Registered Direct Offering and Sale of Warrants

Evergreen Energy Inc. (NYSE Arca:EEE.bc) has entered into definitive agreements with institutional investors for a registered direct offering of $700,000 of Senior Notes (the “Notes”) for an aggregate gross purchase price of $662,000, along with private placement of warrants to acquire up to 760,870 shares of common stock at a purchase price of $38,000.  Evergreen expects to receive net proceeds from these transactions of approximately $625,000, excluding transaction costs. The Notes were offered pursuant to a shelf registration statement on Form S-3 that was previously declared effective by the Securities and Exchange Commission (SEC) on January 19, 2010.

Evergreen anticipates using the net proceeds for general working captial purposes, including costs incurred by the company to continue evaluating the unsolicited offer received from Stanhill Capital Partners to acquire the K-Fuel® process and technology business, and to explore other strategic alternatives which may be available to the company.

The notes mature thirty days after issuance and can be repaid in cash or, subject to certain limitations, in common stock.  Subject to certain ownership limitations and certain conversion price adjustments, the convertible notes are convertible at $0.46 per share (the “Conversion Price”).  In the event of a change of control, the Notes may be redeemed at the greater of (i) the principal amount of notes outstanding multiplied by the quotient determined by dividing the highest closing price between the day preceding the announcement of the change of control and receipt of the redemption notice by the Conversion Price; and (ii) 115% of the principal amount of notes outstanding.  In the event of default, the Notes may be redeemed at the greater of (i) the principal amount of notes outstanding multiplied by the quotient determined by dividing the highest closing price between the date preceding the event of default and receipt of the redemption notice by the Conversion Price; or (ii) a premium of up to 115% (depending on the type of event of default) of the principal amount of notes outstanding.  The Warrants are exercisable for an aggregate of 760,870 shares of Common Stock at an exercise price of $0.46 per share.  The Warrants are immediately exercisable and have a five year term.

The offering is expected to close on or before Tuesday, November 22, 2011, subject to the satisfaction of customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer will be made only by means of a prospectus, including a prospectus supplement to be filed with the Securities and Exchange Commission and forming a part of the effective registration statement. Copies of the prospectus supplement when filed together with the accompanying prospectus can be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov.

Evergreen Energy Inc.

Evergreen Energy Inc. (NYSE Arca: EEE) offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel®.  K-Fuel® significantly improves the performance of low-rank sub-bituminous and brown coals and lignite.  The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture.  For more information, please visit the company’s website at www.evgenergy.com.

Safe Harbor Statement

Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the “safe harbor” provisions of the PSLRA. Our actual results may vary materially from those described in any “forward-looking statement” due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Our ability to complete a transaction with Stanhill for the sale of our K-Fuel® process and technology business may be adversely impacted by unfavorable decisions in pending litigation, the inability of Green Bridge Holdings to make future payments under the terms of the sale of the Landrica Development Company assets and our Ft. Union Plant, the inability to raise sufficient additional capital in a timely manner to complete a transaction with Stanhill, or the inability of the company and Stanhill to agree to the terms of a transaction. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Energy Inc. Contact:
Jimmac Lofton, Investor Relations, 1-720-945-0511

jlofton@evgenergy.com

Public Relations Contact:

Daniel Yunger, Kekst and Company, 1-212-521-4879

daniel-yunger@kekst.com